Exhibit 4.6

CALIDI BIOTHERAPEUTICS, INC.

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

________________, 20___

[NAME OF PARTICIPANT]

[Address of Participant]

Dear Participant:

Pursuant to the terms and conditions of the Calidi Biotherapeutics, Inc. 2023 Equity Incentive Plan (the “Plan”) and this Non-Qualified Stock Option Agreement, together with the attached Terms and Conditions, which are incorporated herein by reference (the “Agreement”), you have been granted a Non-Qualified Stock Option to purchase ______________ shares of common stock (this “Option”) as outlined below.

Granted To:	_____________________
Grant Date:	_____________________
Options Granted:	_____________________
Exercise Price per Share:	_____________________
Total Cost to Exercise:	_____________________
Expiration Date:	_____________________
Vesting Schedule:	____% per year for __ years
___% on __________
___% on __________
___% on __________
___% on __________

Subject to the terms of the Plan and this Agreement, any portion of this Option not exercised prior to the Expiration Date will become null and void. The capitalized terms used in this Option will have the same meanings as set forth in the Plan. A copy of the Plan is provided herewith.

Calidi Biotherapeutics, Inc.

By:	____________________________
Name:	____________________________
Title:	____________________________

Accepted and Agreed to by Participant:

By:	_______________________________
Print Name:	_______________________________
Date:	_______________________________

Notice: All notices to be given by either party to the other will be in writing and may be transmitted by overnight courier; or mail, registered or certified, postage prepaid with return receipt requested; or personal delivery; or facsimile transmission, provided, however, that notices of change of address or facsimile number will be effective only upon actual receipt by the other party. Notices will be delivered to Calidi Biotherapeutics, Inc., 4475 Executive Drive, Suite 200, San Diego, CA 92121, USA, Attn: CFO, and to the Participant at the last known address of the Participant as provided to Calidi Biotherapeutics, Inc.

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Term And Conditions Of

Non-Qualified Stock Option Agreement

Calidi Biotherapeutics, Inc. is referred to as “Company” and Employee granted option is referred to as “Participant”.

1. Plan Controls. The terms contained in the Calidi Biotherapeutics, Inc. 2023 Equity Incentive Plan (the “Plan”) are incorporated into and made a part of the Option and this Agreement and the Options will be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan will be controlling and determinative. Capitalized terms used but not defined herein shall have the meanings given such terms in the Plan.

2. Manner of Exercise. Subject to the Plan and this Agreement, the vested portion of this Option may be exercised from time to time, in whole or in part, at any time, by delivery to the Company at its principal office of a stock option exercise notice, substantially in the form attached hereto as Exhibit A (the “Notice”), which need not be the same for each Participant, stating the number of Shares being purchased, the restrictions imposed on the Shares purchased hereunder, if any, and such representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws. The Notice must be duly executed by Participant and be accompanied by payment in cash, or by check payable to the Company, in full for the Exercise Price for the number of Shares being purchased. Alternatively, but only if the Administrator authorizes at the time of exercise at its sole discretion, and where permitted by law (i) by forfeiture of Shares equal to the value of the exercise price pursuant to a “deemed net-stock exercise” as provided for in the Plan, (ii) by broker sale by following the required instructions therefore including as so authorized by the Administrator and its sole discretion instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations, or (iii) by any combination of the foregoing methods of payment or any other consideration or method of payment. Participant may exercise this vested portion of this Option for only for whole Shares.

3. Privileges Of Stock Ownership. Participant will not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Participant. The Company shall issue (or cause to be issued) such stock certificate or if Shares are not certificated, then the Company shall register ownership in the Shares in book entry form, promptly after the Option is exercised. All certificates or book entry statements for Shares or other securities delivered will be subject to such stock transfer orders, legends and other restrictions as the Administrator may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or book entry is made.

4. Notification of Disposition. Participant agrees to notify the Company in writing within 30 days of any disposition of Shares acquired pursuant to the exercise of this Option.

5. Withholding. The Company may require the Participant to remit to the Company by cash or check payable to the Company, an amount sufficient to satisfy federal, state and local taxes and FICA withholding requirements whenever Shares are to be issued upon exercise of this Option or Shares are forfeited pursuant to the “deemed net-stock exercise”, or when under applicable tax laws, Participant incurs tax liability in connection with the exercise or vesting of this Option. In lieu thereof, the Company may withhold the amount of such taxes from any other sums due or to become due from the Company as the Administrator will prescribe. Any such payment must be made, or any such withholding may be made, promptly when the amount of such obligation becomes determinable.

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To the extent permissible by law, and at its sole discretion, the Administrator may permit the Participant to satisfy any such withholding tax at the time of exercise, in whole or in part, with Shares up to an amount not greater than the Company’s minimum statutory withholding rate for federal and state tax purposes, including payroll taxes. The Administrator may exercise its discretion, by (i) directing the Company to apply Shares to which the Participant is entitled as a result of the exercise of this Option, or (ii) delivering to the Company Shares owned by the Participant for more than six (6) months, unless the delivery of the Shares is otherwise exempt from Section 16 of the Exchange Act; but Participant may only satisfy his or her withholding obligation with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

6. Exercise After Certain Events.1

[6.1. Termination of All Services. If for any reason other than Retirement, Disability or death, a Participant terminates services or employment with the Company (including employment as an Officer), vested Non-Qualified Stock Options held at the date of such Termination may be exercised, in whole or in part, at any time within three (3) months of the date of such Termination or such lesser period specified in this Agreement (but in no event after the earlier of (i) the expiration date of the Option as set forth in this Agreement, and (ii) ten (10) years from the Grant Date).

6.2 Continuation of Services as Consultant. If a Participant Terminates employment but continues as a Consultant or in a similar capacity to the Company or any of its Subsidiaries, the Participant need not exercise the Non-Qualified Stock Option within three (3) months of Termination but will be entitled to exercise within three (3) months of Termination of services to the Company (one (1) year in the event of Disability or death) or such lesser or greater period specified in this Agreement (but in no event after the earlier of (i) the expiration date of the Option as set forth in this Agreement, and (ii) ten (10) years from the Grant Date).

6.3 Retirement. If a Participant ceases to be an employee of the Company (including as an Officer) as a result of Retirement, the Participant need not exercise the Option within three (3) months of Termination of employment but will be entitled to exercise the Option within the maximum term of the Option to the extent the Option was otherwise exercisable at the date of Retirement.

6.4 Permanent Disability and Death. If a Participant becomes Disabled while employed by the Company (including as an Officer), dies while employed by the Company (including as an Officer) or dies within three (3) months after Termination, vested Options then held may be exercised by the Participant, the Participant’s personal representative, or by the person to whom the Option is transferred by will or the laws of descent and distribution, in whole or in part, within twelve (12) months after the Termination of employment because of the Disability or death or any lesser period specified in this Agreement (but in no event after the expiration date of the Option as set forth in this Agreement).

6.5 Cancellation of Options. In the event Participant’s services to the Company have been terminated for “Cause”, Participant will immediately forfeit all rights to this Option. The determination by the Board that termination was for Cause will be final and conclusive.]

1 Note that subject to Board approval, vested options granted to non-executive directors shall remain exercisable until Expiration Date and not subject to termination upon termination of services to the Company. Accordingly, in such cases relating to grants to non-executive directors, Sections 6.1-6.5 shall be deleted and replaced by [Reserved]. For clarity, Section 6.5 shall be applicable to all grants.

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7. Restrictions on Transfer of Option. This Option will not be transferable by Participant other than by will or by the laws of descent and distribution and during the lifetime of Participant, only Participant, his guardian or legal representative may exercise this Option except that Participant may transfer this Option to a Spouse pursuant to a property settlement, agreement, or court order incident to a divorce. At its discretion, the Administrator may provide for transfer of the Option without payment of consideration, to the following family members of the Participant, including adoptive relationships: a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, niece, nephew, former spouse (whether by gift or pursuant to a domestic relations order), any person sharing the employee’s household (other than a tenant or employee), a family-controlled partnership, corporation, limited liability company and trust, or a foundation in which family members heretofore described control the management of assets (collectively “Family Member”). The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Option pursuant to the assignment. The terms applicable to the assigned portion will be the same as those in effect for the Option immediately prior to such assignment and will be set forth in such documents issued to the assignee as the Administrator may deem appropriate. A request to assign an Option may be made only by delivery to the Company of a written stock option assignment request in a form approved by the Administrator, stating the number of Options and Shares underlying Options requested for assignment, that no consideration is being paid for the assignment, identifying the proposed transferee, and containing such other representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws.

Notwithstanding anything to the contrary in the Plan, this Agreement or any charter, by-laws or other instrument or document governing or applicable to the Options or shares of Common Stock, if and to the extent the Administrator determines that it is necessary to rely on the 12h-1(f) Exemption with respect to the Options outstanding under the Plan, and this Option will be further restricted in the manner set forth in the Plan.

8. No Obligation To Employ. Nothing in the Plan or this Option will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or a Subsidiary, or to limit in any way the right of the Company or a Subsidiary, to terminate Participant’s employment or other relationship at any time, with or without cause.

9. Compliance With Code Section 162(m). Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that compliance with Section 162(m) of the Code is required or desired, all Options granted under the Plan to Named Executive Officers will comply with the requirements of Section 162(m) of the Code. In addition, in the event that changes are made to Section 162(m) of the Code to permit greater flexibility with respect to any Options under the Plan, the Administrator may make any adjustments it deems appropriate.

10. Compliance With Code Section 409A. All Options under the Plan are intended to constitute awards of equity-based compensation that do not provide for the deferral of compensation in accordance with Treasury Regulation 1.409A-1(b)(5). Notwithstanding any provision of the Plan to the contrary, if any provision of the Plan or this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or could cause the Options to be subject to the interest and penalties under Section 409A of the Code, such provision of the Plan or this Agreement will be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In addition, in the event that changes are made to Section 409A of the Code to permit greater flexibility with respect to any Options under the Plan, the Administrator may make any adjustments it deems appropriate.

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11. Code Section 280G. Notwithstanding any other provision of the Plan to the contrary, unless expressly provided otherwise in this Agreement, if the right to receive or benefit from the Options under the Plan, either alone or together with payments that a Participant has a right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Code), all such payments will be reduced to the largest amount that will result in no portion being an “excess parachute payment” (as defined in Section 280G of the Code) that is subject to the limitations on deductibility under Section 280G of the Code or the excise tax imposed by Section 4999 of the Code.

12. Securities Law And Other Regulatory Compliance. The Company will not be obligated to issue any Shares upon exercise of this Option unless such Shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the Shares are otherwise in compliance with all applicable securities laws. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so. Upon exercising all or any portion of this Option, Participant may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Shares or subsequent transfers of any interest in such Shares to comply with applicable securities laws. Evidences of ownership of Shares acquired upon exercise of this Option will bear any legend required by, or useful for purposes of compliance with, applicable securities laws, the Plan or this Option. The exercise of this Option also must comply with other applicable laws and regulations governing the Option, and the Participant may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

13. Tax Effect. The federal and state tax consequences of stock options are complex and subject to change. Each person should consult with his or her tax advisor before exercising this Option or disposing of any Shares acquired upon the exercise of this Option.

14. Entire Agreement. This Agreement and the Plan constitute the entire contract between the Company and Participant hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied), which relate to the subject matter hereof.

15. Severability. In the event that any portion of this Agreement is found to be unenforceable, the remaining portions of this Agreement will remain valid and in full force and effect.

16. Choice of Law; Venue. This Agreement will be governed by the laws of the State of Delaware.

17. Compliance by Participant of Local Laws. As a condition to the exercise of the Option, Participant hereby represents and agrees that the exercise of the Option hereunder will not violate any securities laws, exchange control laws, or any laws or regulations in which the Participant resides.

18. Binding Effect. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, and successors.

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CALIDI BIOTHERAPEUTICS, INC.

Notice of Intent to Exercise Non-Qualified Stock Options

To: Plan Administrator

I hereby give notice of my intent to exercise the following Non-Qualified Stock Options to purchase __________ shares of the Common Stock of Calidi Biotherapeutics, Inc., effective as of ______________, 20___:

(A)	(B)	(C)	(B X C)
Grant Date	Number of Options	Exercise Price	Payment Due

Method of Payment

_____	Personal Check or Cash

_____	Exchange of Previously Owned Shares

_____	Deemed Net-Stock Exercise

_____	Broker Check (Same Day Sale)

Brokerage Company _________________________

Your method of payment may result in a tax liability including alternative minimum tax. You are strongly urged to consult your tax advisor before exercising your options.

By this exercise, the undersigned Participant agree(s) (i) that Participant is bound by terms and conditions set forth in the Non-Qualified Stock Option Agreement and is exercising the Options in compliance with the terms set forth therein and (ii) that Participant will provide and/or execute and deliver to the Company such additional documents as the Company may require pursuant to the terms of the Calidi Biotherapeutics, Inc. 2023 Equity Incentive Plan (the “Plan”).

____________________________________	_____________________
Signature	Date
____________________________________
Participant Name